Exhibit 4.18

SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”), dated as of January 31, 2013, among INTELSAT JACKSON HOLDINGS S.A., a société anonyme existing under the laws of Luxembourg (the “Issuer”), INTELSAT ALIGN S.À R.L., a société à responsibilité limitée organized under the laws of Luxembourg, INTELSAT FINANCE NEVADA LLC, a limited liability company organized under the laws of Nevada (together, the “New Guarantors”), and each a subsidiary of the Issuer, and Wells Fargo Bank, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of September 30, 2010, providing for the issuance of the Issuer’s 7  1/4% Senior Notes due 2020 (the “Notes”), initially in the aggregate principal amount of $1,000,000,000;

WHEREAS, Section 4.11 of the Indenture provides that under certain circumstances the Issuer is required to cause each New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which each New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Sixth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Sixth Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Sixth Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Sixth Supplemental Indenture refer to this Sixth Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with all existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes applying to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to any New Guarantor shall be given as provided in Section 11.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Sixth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND FOR THE AVOIDANCE OF DOUBT, THE APPLICABILITY OF ARTICLE 86 TO 94-8 OF THE AMENDED LUXEMBOURG LAW ON COMMERCIAL COMPANIES SHALL BE EXECUTED.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Sixth Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first above written.

INTELSAT ALIGN S.À R.L.

By:	/s/ Simon Van de Weg
	Name:	Simon Van de Weg
	Title:	Manager

INTELSAT FINANCE NEVADA LLC

By:	/s/ Wendy Mavrinac
	Name:	Wendy Mavrinac
	Title:	Manager

INTELSAT JACKSON HOLDINGS S.A.

By:	/s/ Flavien Bachabi
	Name:	Flavien Bachabi
	Title:	Chief Executive Offier

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Martin Reed
	Name:	Martin Reed
	Title:	Vice President

[Signature page to Sixth Supplemental Indenture – 7 1/4% Senior Notes due 2020]